Exhibit j.1

Consent of Independent Registered Public Accounting Firm

The Board of Trustees of

Nuveen Investment Trust

Nuveen Investment Trust II:

We consent to the use of our report dated October 28, 2015, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP
Chicago, Illinois
December 28, 2015